Credit Suisse Asset Management Income Fund
10f-3 Transactions
For the Period January 1, 2005 through June 30, 2005


Date	Security	Broker 		Price 	Par (000)	Principal Amount	% of Offering	Syndicate Member

*   	   	   		   	   	   	   	<c>	   **
01/11/05	Ames True Temper Inc 144A	Banc of America Securities LLC		99.5	 400 	 398,000 	0.2700%	CSFB


01/24/05	IntelSat Bermuda LTD 144A	Deutsche Banc Alex T. Brown Inc		100	 600 	 600,000 	0.0700%	CSFB


01/28/05	Knowledge Learning 144A	Banc Paribas Capital Markets Inc		100	 500 	 500,000 	0.1900%	CSFB


02/09/05	Hydrochem Industrial 144A	Morgan Stanley & Co. Inc.		100	 400 	 400,000 	0.2700%	CSFB


02/10/05	NTK Holdings Inc 144A	Banc of America Securities LLC		62.14	 1,000 	 621,360 	0.2500%	CSFB


03/02/05	Colorado Interstate Gas 144A	Citigroup Global Advisors		100	 200 	 200,000 	0.1000%	CSFB


03/02/05	Range Resources Corp	JP Morgan Chase Manhattan Bank		100	 200 	 200,000 	0.1300%	CSFB


03/07/05	Levi Strauss & Co 144A	Banc of America Securities LLC		100	 500 	 500,000 	0.1300%	CSFB


03/10/05	Fraser Papers Inc 144A	Citigroup Global Advisors		100	 750 	 750,000 	0.5000%	CSFB

06/20/05	Goodyear Tire & Rubber	Citigroup Global Markets		100	 1,250 	 1,250,000 	0.3100%	CSFB



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